Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

HNI CORP

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	(1)	Other	4,170,183	$41.22	$171,874,086.51	0.0001381	$23,735.82

Total Offering Amounts:						$171,874,086.51		23,735.82
Total Fee Offsets:								0.00
Net Fee Due:								$23,735.82

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Offering Note(s)

(1)	This Registration Statement covers 4,170,183 shares of the registrant’s common stock (“HNI Common Stock”) (i) available for issuance pursuant to the HNI Corporation Incentive Compensation Plan for Legacy Steelcase Employees (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of HNI Common Stock that may become issuable under the Plan by the Corporation by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Corporation’s outstanding shares of common stock.

The Proposed Maximum Offering Per Share Price is estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the Registration Fee on the basis of the average of the high and low prices of HNI Common Stock as reported on the New York Stock Exchange on December 8, 2025, a date that is within five business days prior to the date of the filing of this Registration Statement. The Proposed Maximum Offering Price Per Share, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.